As filed with the Securities and Exchange Commission on April 29, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

InsWeb Corporation

(Exact name of registrant as specified in its charter)

Delaware	94-3220749
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

11290 Pyrites Way, Suite 200 Gold River, California	95670
(Address of Principal Executive Offices)	(Zip Code)

InsWeb Corporation 2008 Stock Option Plan

(Full title of the plan)

L. Eric Loewe

SVP, General Counsel and Secretary

11290 Pyrites way, Suite 200

Gold River, CA 95670

(Name and address of agent for service)

(916) 853-3300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

	Amount	Proposed maximum	Proposed maximum	Amount of
Title of securities	to be	offering price per share	aggregate offering price	registration
to be registered	registered (1)(2)	(3)	(3)	fee (3)
Common Stock, $.001 par value per share	1,500,000 Shares	$11.12	$16,680,000	$655.52
2008 Stock Option Plan

(1) The securities being registered include options and rights to acquire Common Stock.

(2) Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in           connection with any stock split, stock dividend or similar transaction.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock on the Nasdaq Capital market on April 23, 2008.

PART I

Not Applicable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.               Incorporation of Documents by Reference.

The following documents, which have been filed by InsWeb Corporation (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a)           The Company’s latest Annual Report on Form 10-K filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b)           All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(c)           The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A12G filed on May 14, 1999 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

Item 4.               Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.               Interests of Named Experts and Counsel.

Not applicable.

Item 6.               Indemnification of Directors and Officers.

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change a directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, employees and agents of a corporation. The Bylaws of the Company provide for indemnification of its directors, officers, employees and agents to the full extent permitted under Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Company’s Bylaws also empower it to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company intends to enter into agreements with its directors and certain of its executive officers that require the Company to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Company or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Section 145 of the Delaware General Corporation Law provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.               Exemption From Registration Claimed.

Not applicable.

Item 8.               Exhibits.

Exhibit 5.1	Opinion of Downey Brand LLP.
Exhibit 23.1	Consent of Independent Registered Public Accounting Firm.
Exhibit 23.2	Consent of Downey Brand LLP (Included in Exhibit 5.1).
Exhibit 24	Power of Attorney (included in signature pages to this registration statement).

Item 9.               Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made and to the extent required by the Securities Act of 1933 and the rules and regulations promulgated thereunder, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gold River, State of California, on April 29, 2008.

InsWeb Corporation

By: /s/ Hussein A. Enan
Hussein A. Enan
Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Hussein A. Enan	Chairman of the Board and Chief Executive Officer	April 29, 2008
/s/ Hussein A. Enan

Kiran Rasaretnam	Chief Financial Officer (Principal Financial Officer)	April 29, 2008
/s/ Kiran Rasaretnam L

Eric Loewe	SVP, General Counsel and Secretary	April 29, 2008
/s/ L. Eric Loewe

Dennis H. Chookaszian	Director	April 29, 2008
/s/ Dennis H. Chookaszian

James M. Corroon	Director	April 29, 2008
/s/ James M. Corroon

Thomas W. Orr	Director	April 29, 2008
/s/ Thomas W. Orr

Robert A. Puccinelli	Director	April 29, 2008
/s/ Robert A. Puccinelli

POWER OF ATTORNEY

The officers and directors of InsWeb Corporation whose signatures appear below, hereby constitute and appoint Hussein A. Enan and L. Eric Loewe, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on April 29, 2008.

Hussein A. Enan	Chairman of the Board and Chief Executive Officer
/s/ Hussein A. Enan

Kiran Rasaretnam	Chief Financial Officer (Principal Financial Officer)
/s/ Kiran Rasaretnam

L. Eric Loewe	SVP, General Counsel and Secretary
/s/ L. Eric Loewe

Dennis H. Chookaszian	Director
/s/ Dennis H. Chookaszian

James M. Corroon	Director
/s/ James M. Corroon

Thomas W. Orr	Director
/s/ Thomas W. Orr

Robert A. Puccinelli	Director
/s/ Robert A. Puccinelli

EXHIBIT INDEX

Exhibit Number	Exhibit Description
5.1	Opinion of Downey Brand LLP
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Downey Brand LLP (Included in Exhibit 5.1)
24	Power of Attorney (included in the signature pages to this registration statement)